BLUEFLY, INC.
                               42 West 39th Street
                               New York, NY 10018

Dear Stockholder:

        You are cordially invited to attend the annual meeting of stockholders of Bluefly, Inc., which will be held on July 29, 2004 at 5:30 p.m., at the Company's offices at 42 West 39th Street, 9th Floor, New York, New York. The formal Notice of Annual Meeting and Proxy Statement, fully describing the matters to be acted upon at the meeting, appear on the following pages.

        The matters scheduled to be considered at the meeting are the election of directors, the approval of amendments to our 1997 Stock Option Plan to increase the number of shares authorized for grant under the plan and the maximum number of shares underlying options that may be granted to a participant in a fiscal year, and the approval of the conversion provisions of certain convertible promissory notes issued to our majority stockholders.

        The Board of Directors recommends a vote FOR all the proposals being presented at the meeting as being in the best interest of Bluefly and its stockholders. We urge you to read the Proxy Statement and give these proposals your careful attention before completing the enclosed proxy card.

        Your vote is important regardless of the number of shares you own. Please be sure you are represented at the meeting, whether or not you plan to attend, by signing, dating and mailing the proxy card promptly. A postage-paid return envelope is enclosed for your convenience.

        If you would like additional copies of the proxy material, or if you would like to ask questions about the proposals, you should contact our Investor Relations Department by telephone at (212) 944-8000.

                                               Sincerely,

                                               /s/ E. KENNETH SEIFF
                                               ------------------------------
                                               E. KENNETH SEIFF
                                               Chief Executive Officer